AMENDED SHARE PURCHASE AGREEMENT

This AMENDED AGREEMENT FOR THE SALE AND PURCHASE OF ONE HUNDRED PERCENT (100%) OF THE OUTSTANDING SHARES OF REEFCO LOGISTICS, INC. (“Agreement”) is entered into as of 21st December, 2010, (the “effective date”), by and among Mr. Earnest Beauregard, principal and sole shareholder (“Seller”) of Reefco Logistics, Inc., a North Carolina S-Corporation (“Company”), and Mr. Micheal Nugent, Chief Executive Officer of Roadships Holdings, Inc., a Delaware Corporation  (“Buyers”).  This Agreement supersedes any prior agreements.

RECITALS

A.
Seller owns, unencumbered, One Hundred Percent (100%) of the Outstanding Stock (the “Stock”) of the Company, including certain assets (defined in Section 1.0) used in the operation of the Company, a freight logistics and brokerage company, located at 314-021 W. Millbrook Rd. in Raleigh, North Carolina 27609 (“the Premises”).

B.
Seller desires to sell to Buyer all of the Stock and Buyer desires to acquire the same from Seller; moreover, as a material part of the considerations of the sale and purchase of the Stock, Seller and Buyer agree to the operational establishment of Reefco Logistics Australia.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL UNDERTAKINGS HEREIN, SELLER AND BUYER AGREE AS FOLLOWS:

TERMS AND CONDITIONS

1.0	PURCHASE AND SALE OF STOCK.

Subject to the terms and conditions of this Agreement, on the Closing Date which is expected to occur on or before December 30, 2010 Buyer shall purchase and acquire from Seller, and Seller shall provide 100% of the Stock of the Company, including the Seller’s rights, titles, and interests in and to the assets described below:

SALE:
1.1
Fixed Assets. The tangible assets owned by the Seller which are used in the Business or located on the Premises including, but not limited to, office and computer equipment, software, furniture and fixtures.  All fixed assets shall be free and clear of all liens and encumbrances and in good working order and condition at the time of the Closing.

1.2
Intangible Assets. The intangible assets owned by the Seller which are used in the Business or located on the Premises including, but not limited to all trade names, trade or serves marks, customer lists, and all trade secrets and proprietary information, and all other exclusive rights to licenses, customer contracts and agreements, data, licenses, and  the name “Reefco Logistics, Inc.” and all other intangible rights and goodwill regardless of form, free and clear of all liens and encumbrances.

PURCHASE:
1.1
Amount. Buyer shall pay to Seller at the Closing as provided in Section 5 of this Agreement, or outside of Escrow as provided in this Agreement, the amount of $450,000 as the total cash purchase price of the Assets, all subject to any adjustments as provided in this Agreement.

1.2	Adjusted Value. Buyer shall pay to Seller the difference between the debtors and creditors in cash at the Closing.

1.3	Payment. Buyer shall pay to Seller the Purchase Price as follows:

1.3.1. $20,000 Deposit. Upon execution of this Agreement, Buyer shall deposit with Seller a $20,000 deposit (the “Deposit”). The Deposit shall be deemed to be a deposit against the Purchase Price of $450,000. Buyer shall pay to Seller the balance of $430,000 on or before March 31, 2011.

1.3.2 Cash in the amount of $430,000. Buyer shall pay to Seller the balance of the cash Purchase Price of $430,000 by Cashier Check or Wire Transfer on or before March 31, 2011.

1.3.3 Assumption of All Liabilities at Closing.  At the juncture of the Closing, Buyer shall assume and perform all Company lessee obligations under the Lease and shall service all existing scheduled paid order deliveries (“Assumed Liabilities”) for customers and accounts payable with vendors, as well as long-term liabilities, the sum total of which shall not exceed $450,000.  Buyer shall neither assume nor otherwise be or become responsibility for any of the Buyer’s Personal Liabilities, regardless of whether said Personal Liabilities, direct or indirect, arising out of or in connection with the operation of the Company.

1.3.4 Adjusted Value. Buyer shall pay to Seller the difference between the assets and liabilities at the Closing.

1.3.5 Employment Agreement.  As a material part of the consideration of the sale, Seller and Buyer agree to enter in to an employment contract, beginning at the closing date and extending for a period not less than three (3) years, and renewable upon mutually agreeable terms(s).

1.4
Reefco Australia.  As a material part of the considerations of the sale, Seller and Buyer agree to enter in to an operating agreement, effective the 30th  of  August 2010, for the establishment of Reefco Logistics in 15/ 31 Governor Macquarie Drive, Chipping Norton, Sydney, NSW, Australia 2170.

1.5	Allocation. Seller and Buyer shall report the allocation of the Purchase Price and other consideration for tax purposes as set forth in Appendix 3.3.

2.0	CONFIDENTIALITY.

Notwithstanding the employment agreement in 1.2, above, as a material part of the consideration of the sale, Seller(s) agree not to operate or engage in, directly or indirectly, whether as a principal, agent, manager, employee, owner, member, partner, stockholder, director or officer of a corporation, trustee, consultant, or any other capacity whatsoever, any business the same as, or substantially similar to, or in competition with the Business,  for a period of seven (3) years from the Closing.

3.0	INDEMNITY.

3.1
Seller Indemnity. Except as provided above, Buyer shall not assume or be responsible for any of Seller’s liabilities or any expenses, debts, obligations, liabilities, claims, demands, fines or penalties, whether fixed of contingent, past, present or future, or direct or indirect arising our of or in connection with the operation of the Assets and Business being purchased herein, or any acts or omissions of Seller in connection therewith on or prior to Closing.  Seller shall indemnify and hold Buyer harmless from and against any such liabilities.

3.2
Buyer Indemnity. Except as provided above, Seller shall not be responsible for any of Buyer’s liabilities or any expenses, debts, obligations, liabilities, claims, demands, fines or penalties, whether fixed of contingent, past, present or future, or direct or indirect arising our of or in connection with the operation of the Assets and Business being purchased herein, or any acts or omissions of Buyer in connection therewith after Closing.  Buyer shall indemnify and hold Seller harmless from and against any such liabilities.

4.0	MISCELLANEOUS.

4.1
Notices to Vendors. It is acknowledged that Seller may give written notice to all of Seller’s vendors and suppliers to inform them of the fact that Seller no longer owns and operates the Business and will not be liable or responsible for any purchase or other contractual obligations that are incurred by the Business or by Buyer after close.

4.2
Employees. Seller and Buyer shall cooperate with each other in transitioning employees from Seller to Buyer; including notifying employees that their employment with Seller will terminate as of closing of escrow and will start with Buyer after close of escrow.  Seller shall be responsible for paying all employee wages and payroll taxes related to the operation of the Business up to close of escrow.  Buyer shall be responsible for paying all employee wages and payroll taxes related to the operation of the Business after close of escrow.

4.3	Audit. Seller and Buyer shall cooperate with each other in the audit of Reefco Logistics, Inc. to be completed by the 5th March 2010. The cost of the audit is payable by the Buyer.

4.4
Closing. The estimated date of the Close of Escrow (“COE”) is Decemebr 30, 2010, subject to the Conditions in Section 5 below. Buyer and Seller shall make their best efforts to complete the Close on or before that date. If COE does not occur by December 30, 2010, and is not otherwise extended by mutual agreement of the parties, either Seller or Buyer may cancel this Agreement, in which case any funds on deposit shall be forfeited to the Seller and any escrow costs already incurred and/or escrow cancellation costs shall be paid by the Buyer.

4.5
Costs. Appropriate escrow fees incurred such as bulk transfer filings and other internal escrow fees shall be divided equally between Buyer and Seller. Each party shall bear the fees and costs of their own attorneys and advisors. Commissions to The March Group LLC shall be paid by Seller. All other taxes or other fees related to the sale of the Assets shall be paid by Seller.

4.6	Pro-rations. Utilities, telephone, and other appropriate charges shall be prorated as of the Closing Date.

4.7	Termination. Either party may terminate this Agreement within five (5) days after execution of this Agreement.

4.8
Extension; Third Party Acts. If the only reason the Closing cannot occur is because of acts of a third party has not occurred, the Closing may be extended by a notice by either party for up to an additional 30 days.

4.9
Material Changes. The absence of no material changes between the date of this Agreement and the Close, with respect to the level of assets, current or projected revenues, earnings, and general status of customer or supplier relationships.

4.10
Assignment. Buyer intends and shall have the right to assign the rights under this Agreement to a newly formed entity that is 100% owned by Buyer, provided, however, Buyer shall remain personally obligated for the performance of the Buyer obligations under this Agreement.

4.11
Disputes. If any dispute arises between the parties which the parties are unable to resolve by discussions among themselves, the parties agree to mediate the dispute before resorting to any arbitration as provided herein. Such mediation shall be before an experienced mediator agreed to by the parties or, if no agreement can be reached, selected by the manager of the Wake County office of the Judicial Arbitration and Mediation Services (“JAMS”). Such mediation shall occur within 30 days of either party referring the dispute to mediation and each party agrees to mediate for at lease 5 hours on the dispute. The costs of the mediator will be borne equally by each of the sides of the dispute. If either party shall allege a breach or bring a claim relating to this Agreement which cannot be solved by mediation, such party shall submit the dispute to JAMS for arbitration in Wake County, North Carolina, and all parties agree to such arbitration as the exclusive method of resolving such dispute. If the parties are unable to agree upon an arbitrator, the local manager of JAMS shall select three arbitrators with experience in similar arbitrations, and each party shall have the right to reject one of the three arbitrators. The costs of the arbitration, including any JAMS’ administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorney’s fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited buy the terms of this Agreement, or not available by law.

5.0	REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer each of the following:

5.1	Seller has full authorization and right to enter into and perform this agreement.

5.2
Seller is operating the business in compliance with all applicable laws and contracts. This compliance will not be violated by this sale and the business will pass all applicable inspections upon the Close.

5.3
No claims, actions, suits, proceedings or investigations of any description whatsoever are pending or threatened against or relating to Seller, the Business, the Premises, or with respect to any of the Assets, at law or in equity, or before any governmental entity, or by any person which might prohibit or prevent the consummation of the transaction set forth herein.

5.4	All leases and contracts relevant to the ownership and operation of the business are complete and in effect, and there are no undisclosed amendments.

5.5
All the financial information furnished to Buyer are complete, accurate, prepared in a manner consistent with prior statements, and fairly present the financial condition of the business as of the dates stated on them.

5.6
Since the date of the last financial statements furnished, there have been no material adverse changes in the aggregate in the assets, liabilities, revenues, expenses, or any other items shown on such statements.

5.7
All assets currently used in the business are owned by Seller free from liens and encumbrances, will be paid off at COE or will be assumed by buyer, and these assets are in good and operable condition.

5.8
This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability might be limited by bankruptcy or insolvency laws or general principles of equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set above.

SELLER                                                                          BUYER

                              /s/ Mr. Earnest Beauregard                                            /s/  Mr. Micheal Nugent
Shareholder, Reefco Logistics, Inc.                             CEO, Roadships Holdings, Inc.